Exhibit 23.1



                         CONSENT OF ERNST & YOUNG LLP


 We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-64403, 33-64405, and 33-55920) pertaining to the 1995
 Management Compensation Plan of Carrington Laboratories, Inc., the 1995 Stock Option Plan of Carrington Laboratories, Inc., and the Employee Stock Purchase Plan (as amended September 14, 2001) of Carrington Laboratories, Inc., respectively, of our report dated February 19, 2002, with respect to the consolidated financial statements and schedule of Carrington Laboratories, Inc. and subsidiaries included in their Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.


 Dallas, Texas
 March 25, 2002                         /s/  Ernst & Young LLP